EXHIBIT 99.1

Clearfield, Inc. Reports Fiscal 2013 3rd Quarter Results

Record Revenue Recorded; Fundamentals Continue to Strengthen

	3rd Quarter	Year to Date
Revenues:	$13,535,000	$34,314,000
	up 25% from third quarter 2012	up 27% from nine months 2012
Gross Profit:	$5,629,000	$13,769,000
	up 24% from third quarter 2012	up 24% from nine months 2012
Operating Income:	$1,796,000	$3,631,000
	up 1% from third quarter 2012	up 23% from nine months 2012
Net Income per Diluted Share:	$0.09 per diluted share	$0.17 per diluted share

Balance Sheet: $20,547,000 in cash, cash equivalents and investments at June 30, 2013 and no debt.

MINNEAPOLIS, July 25, 2013 (GLOBE NEWSWIRE) -- Clearfield, Inc. (Nasdaq:CLFD), the specialist in fiber management and connectivity platforms for communications providers, today announced results for its third quarter of fiscal year 2013, which ended June 30, 2013.

Revenue for the third quarter 2013 was $13,535,000 in comparison to $10,794,000 for the third quarter 2012, an increase of 25%. Gross profit was $5,629,000 for the third quarter of 2013, in comparison to $4,557,000 for the third quarter of 2012, an increase of 24%. Gross profit percent for the third quarter 2013 was 41.6%, down from 42.2% in third quarter 2012. Operating expenses were $3,833,000 for the third quarter 2013, in comparison to $2,774,000 from the third quarter 2012, an increase of 38%. Operating income was $1,796,000 for the third quarter of fiscal 2013, up $14,000, or 1%, from $1,783,000 recorded in the third quarter of 2012. Income tax expense was $671,000 for the third quarter of 2013, an increase of $607,000 from $64,000 recorded in the third quarter of 2012. Net income was $1,147,000 for the third quarter 2013, compared to net income of $1,742,000 in the third quarter 2012.

Year to Date Performance

Revenue for the nine month period ending June 30, 2013, was $34,314,000 in comparison to $27,071,000 for the comparable period in fiscal 2012, an increase of 27%. Gross profit was $13,769,000 for the nine month period ending June 30, 2013, in comparison to $11,070,000, an increase of 24%. Gross profit percent for the period was 40.1% in comparison to 40.9% for the comparable period in 2012. Operating expenses were $10,137,000 for the nine month period ending June 30, 2013, in comparison to $8,120,000 in the comparable period in 2012, an increase of 25%. Operating income was $3,631,000 for the nine month period ending June 30, 2013, up $681,000, or 23%, from $2,951,000 recorded in the comparable period in 2012. Income tax expense was $1,464,000 for the nine month period ending June 30, 2013, an increase of $1,309,000 from $155,000 recorded in the comparable period in 2012. Net income was $2,237,000 for the nine month period ending June 30, 2013, compared to $2,873,000 for the similar period in 2012.

Orders in Backlog and Select Balance Sheet Highlights

Orders in backlog as of June 30, 2013, totaled $11,451,000 in comparison to $4,630,000 as of March 31, 2013, an increase of 147%, and $2,806,000 as of June 30, 2012, an increase of $8,645,000, or 308%. Cash, cash equivalents and investments at June 30, 2013, totaled $20,547,000 compared to $19,357,000 at September 30, 2012. The Company has no debt.

Commentary- Cheryl Beranek, President & CEO of Clearfield

"A strong backlog coming into the quarter, coupled with a significant increase in domestic and international fiber-to-the-x business, pushed the company's revenue and operating income to new record levels. Revenue growth was achieved across all major products categories and markets. We are seeing an increasing confidence from broadband service providers as take-rates for fiber builds continue to climb. To ensure ease of access as well as consolidated shipment of materials, we have experienced an increasing number of purchase orders with longer term delivery dates. The resulting backlog at the end of the third quarter reflects a number of large orders from a single customer, as well as an increase in fiber builds generally. We have expanded our manufacturing and warehouse operations to allow us to continue to provide nimble response and industry-leading lead-times of two weeks or less as required by our customers, while also responding to these project-based opportunities."

"Backlog reflects purchase order commitments for our products received from customers that have yet to be fulfilled. Consistent with previous quarters, backlog orders are generally shipped within three months. Clearfield's customers purchase product on an individual purchase order basis with no long-term supply agreements established. As a result, Clearfield is not in position to give guidance on future revenue levels or other results for future periods."

 "We are exceptionally pleased with the early market acceptance of FieldShield, a new fiber delivery and protection method. FieldShield extends Clearfield's product mix to include our own line of fiber optical cable, connectors and microduct that allow us to not only reduce the cost of broadband deployment but to also deliver fiber into environments not previously believed viable. More than 100 broadband service providers have evaluated the product and nearly 80 have begun deployment of the technology in some fashion."

"Customers outside of our core markets of the tier 3 independent telephone community are becoming an increasing percentage of our revenue base. Business development activities to enter markets associated with multiple service operators, municipal government, military applications and other non-traditional broadband providers are bearing fruit."

"I am especially proud of the work done by our operating groups to expand Clearfield's manufacturing capabilities to meet this emerging demand. We have built a manufacturing platform that is highly scalable leveraging a supply chain that we believe is a core competitive advantage to our ongoing future growth potential."

 "Consistent with previous quarters, the majority of operating expense increases were the results of variable costs associated with compensation initiatives designed to drive our performance.  Approximately $800,000 of our $1,059,000 operating expense increase was additional sales commissions and accrued incentive costs. In addition, in comparison to the same period last year, the Company incurred an increase of approximately $80,000 in non-cash expense associated with previously issued equity grants."

 "As we have reported throughout the year, the Company incurred a higher tax expense as a result of the release of the deferred tax valuation allowance in fiscal 2012. We do not anticipate further changes to the valuation allowance for deferred taxes in fiscal 2013; as a result, our income statement will now reflect increased income tax expense as compared to fiscal year 2012. A majority of the tax expense has a non-cash effect on the operating cash flow of the business."

About Clearfield, Inc

Clearfield, Inc. (Nasdaq:CLFD) designs, manufactures and distributes fiber optic management products for the communications networks of leading ILECS, CLECs, MSO/cable TV companies and mobile broadband providers. We help service providers solve the Fiber Puzzle, which is how to reduce high costs associated with deploying, managing, protecting and scaling a fiber optic network to deliver the mobile, residential and business services customers want. Based on the patented Clearview™ Cassette, our unique single-architected, modular fiber management platform is designed to lower the cost of broadband deployment and maintenance by consolidating, protecting and distributing incoming and outgoing fiber circuits and enable our customers to scale their operations as their subscriber revenues increase. Headquartered in Plymouth, MN, Clearfield deploys more than a million fiber ports each year.

Forward-Looking Statements

Forward-looking statements contained herein are made pursuant to the safe harbor provisions of the Private Litigation Reform Act of 1995. These statements are based upon the Company's current expectations and judgments about future developments in the Company's business. Certain important factors could have a material impact on the Company's performance, including, without limitation the effect of the significant downturn in the U.S. economy on Clearfield's customers; the impact of the American Recovery and Reinvestment Act or any other legislation on customer demand and purchasing patterns; the timing of customer purchase orders, including cyclical selling cycles; variability in the size of customer purchases and the impact of large customer orders on a particular period; need to introduce new products and effectively compete against competitive products; dependence on third-party manufacturers and the availability of raw materials and adequacy of inventories, particularly fiber; reliance on key customers; rapid changes in technology; the negative effect of product defects; the need to protect its intellectual property; the impact on its financial results or stock price of its ability to use its deferred tax asset, consisting primarily of net operating loss carryforwards, to offset future taxable income; the valuation of its goodwill and the effect of its stock price, among other factors, on the evaluation of goodwill; and other factors set forth in Clearfield's Annual Report on Form 10-K for the year ended September 30, 2012 as well as other filings with the Securities and Exchange Commission. The Company undertakes no obligation to update these statements to reflect actual events.

CLEARFIELD, INC.
CONDENSED STATEMENTS OF OPERATIONS
UNAUDITED

	Three Months Ended		Nine months Ended
	June 30		June 30
	2013	2012	2013	2012

Revenues	$13,534,769	$10,793,755	$34,314,499	$27,071,053

Cost of sales	7,905,646	6,236,984	20,545,791	16,000,571

Gross profit	5,629,123	4,556,771	13,768,708	11,070,482

Operating expenses
Selling, general and administrative	3,832,889	2,774,253	10,137,283	8,119,742
Income from operations	1,796,234	1,782,518	3,631,425	2,950,740

Interest income	21,754	23,878	70,052	77,423
Income before income taxes	1,817,988	1,806,396	3,701,477	3,028,163

Income tax expense	671,001	64,436	1,464,001	154,677

Net income	$1,146,987	$1,741,960	$2,237,476	$2,873,486

Net income per share:
Basic	$0.09	$0.14	$0.18	$0.23
Diluted	$0.09	$0.14	$0.17	$0.23

Weighted average shares outstanding:
Basic	12,513,084	12,388,162	12,497,462	12,339,673
Diluted	13,205,818	12,670,400	12,976,795	12,728,828

CLEARFIELD, INC.
CONDENSED BALANCE SHEETS
UNAUDITED

	June 30, 2013	September 30, 2012
Assets
Current Assets
Cash and cash equivalents	$6,866,755	$5,678,143
Short-term investments	8,039,000	9,107,000
Accounts receivable, net	5,048,271	3,022,636
Inventories	4,966,348	2,971,614
Other current assets	2,731,600	1,965,204
Total current assets	27,651,974	22,744,597

Property, plant and equipment, net	1,581,564	1,107,468

Other Assets
Long-term investments	5,641,000	4,572,000
Goodwill	2,570,511	2,570,511
Deferred taxes –long term	4,269,552	6,498,250
Other	258,909	247,512
Total other assets	12,739,972	13,888,273
Total Assets	$41,973,510	$37,740,338

Liabilities and Shareholders' Equity
Current Liabilities
Accounts payable	$1,907,466	$1,492,294
Accrued compensation	2,411,808	1,470,232
Accrued expenses	43,060	54,268
Total current liabilities	4,362,334	3,016,794

Deferred rent	21,996	37,643
Total Liabilities	4,384,330	3,054,437

Commitment and contingencies

Shareholders' Equity
Common stock	128,980	128,301
Additional paid-in capital	54,817,204	54,152,080
Accumulated deficit	(17,357,004)	(19,594,480)
Total Shareholders' Equity	37,589,180	34,685,901
Total Liabilities and Shareholders' Equity	$41,973,510	$37,740,338

CONTACT: Clearfield, Inc. Contact Information:

         Cheryl P. Beranek
         Chief Executive Officer and President
         Investor-relations@clfd.net
         763-476-6866